EXHIBIT 10.50

February 22, 2024

Via Email
Kevin Vasconi

Dear Kevin:

This letter reflects our agreement to modify your employment letter dated September 28, 2020, and amended as of February 28, 2023 (as amended, the “Employment Letter”). Capitalized terms used in this letter and not otherwise defined have the meanings prescribed by the Employment Letter.

You have provided notice of your intent to resign in a Modified Qualifying Termination under Section 9 of the Employment Letter (“Section 9”). We have agreed that your term as Chief Information Officer will end on February 26, 2024, but your employment with the Company will continue until May 31, 2024, or such earlier date as the Company requests (the “Separation Date”). For the period from February 26, 2024 through the Separation Date, you will be Executive Advisor to the President and CEO, on a full-time basis at your current salary and benefits level, and you must support the transition of responsibilities to your successor. If you satisfy these requirements through the Separation Date, your resignation will be treated as a Modified Qualifying Termination that entitles you to severance under the Company’s Executive Severance Pay Policy, as described in Section 9.

Except as provided in this letter, all provisions of the Employment Letter remain in full force and effect.

Yours truly,

/s/ Kirk Tanner
THE WENDY’S COMPANY
Kirk Tanner
President and CEO

Accepted and Agreed:

/s/ Kevin Vasconi	February 22, 2024
Kevin Vasconi	Date